Exhibit 10.6
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 27th day of March, 2009, by and between Joseph A. DePaulo, Jr. (“Executive”) and Sallie Mae, Inc., a Delaware corporation (the “Company”).
WHEREAS, SLM Corporation or one of its subsidiaries purchased the assets of Credit One Financial Solutions LLC, under a Transaction Agreement among Credit One Financial Solutions, LLC, Sherman Financial Group LLC, and SLM Corporation dated as of March 27, 2009 (“Transaction Agreement”);
WHEREAS, in connection with such Transaction Agreement, Company desires to employ Executive and Executive desires to be employed by the Company on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
SECTION 1. Employment and Term. The above recitals are hereby incorporated by reference and made a part of this Agreement. The Company hereby employs Executive and Executive hereby accepts employment with the Company as Executive Vice President (the “Position”) for a period commencing on March 27, 2009 and continuing through March 27, 2011, unless extended in writing by the parties or sooner terminated in accordance with Section 7 below (the “Term”). If Executive’s employment continues after the end of the Term, his status shall be that of an “at-will” employee, but Sections 5, 6, 7(e) and (f), 10, 13, and 14 of this Agreement will remain in effect for as long as the Company employs Executive.
SECTION 2. Duties. During the Term, Executive will serve the Company faithfully and to the best of Executive’s ability. Executive will devote his full time, attention, skill and efforts to the duties required by or appropriate to the Position. Executive’s duties will be those of Executive Vice President and he shall perform duties consistent with the responsibilities of an executive of the Company. Executive recognizes and agrees that certain functions of the Company shall report directly to the appropriate Company officer or his or her designee: accounting, finance, legal, information technology, human resources, and other typical corporate level functions. Executive will report to a senior executive hereinafter designated as the “Reporting Officer” at the discretion of Company’s Chief Executive Officer (“CEO”) (or if there is no CEO, then Company’s most senior executive officer). Executive agrees to assume such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Reporting Officer. During the Term, Executive will not, without the prior written consent of the Reporting Officer, directly or indirectly engage in any other business

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activities or pursuits whatsoever, except activities in connection with (i) any charitable or civic activities (as an officer, volunteer, or board member), (ii) personal investments, including ownership of an interest in Marble Arch Financial Services, LLC (“MAFS”), and (iii) serving as an executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not materially interfere with his performance of his responsibilities and obligations pursuant to this Agreement.
SECTION 3. Compensation.
     (a) Executive’s compensation under this Agreement will consist of a Base Salary at an annualized rate of $400,000 (“Base Salary”). The Base Salary may be increased during the Term at the sole discretion of the Reporting Officer and subject to the approval of the Board of Directors (or other applicable and comparable governing body) of SLM Corporation.
     In addition to the Base Salary, during the term hereof, Executive shall be eligible for a target bonus from the SLM Corporation Management Incentive Plan (the “MIP”) of not less than 150% of annualized base pay based upon the achievement of individual and corporate performance goals (the “Target Bonus”). The Target Bonus will not preclude Executive’s eligibility for a higher percentage of annualized base pay if and to the extent offered to other similarly situated employees. The percentage weight attributable to corporate goals and to individual goals and the percentage paid in stock for Executive’s bonus will be the same as for other similarly situated employees.
     In addition, on the date of this Agreement, Executive shall receive stock options for a total of 150,000 shares of common stock of SLM Corporation with an exercise price equal to the closing price of such shares on March 27, 2009 (the “Stock Options”) subject in all respects to the terms and provisions of the Company stock plan under which they are issued, the applicable terms and conditions of such plan, and the standard option agreement or certificate (in that order of precedence). In addition, on the date of this Agreement, Executive shall receive 20,000 performance shares of SLM Corporation common stock (“Stock Grant”) subject in all respects to the terms and provisions of the Company stock plan under which they are issued, the applicable terms and conditions of such plan, and the performance share agreement or certificate (in that order of precedence). The Stock Grant and the Stock Options were not vested and the Stock Option and Stock Grant are not exercisable at the time of the grant. Executive may be issued additional stock options in the sole discretion of the Board of Directors of SLM Corporation in accordance with its compensation practices for similarly situated executives.
     Executive’s compensation under Sections 3(a) shall be referred to as “Total Compensation.”
     (b) Total Compensation shall be inclusive of all applicable income, Social Security and other taxes and charges that the Company is required by law to withhold or which Executive requests the Company to withhold. All such taxes and charges will be

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withheld and paid by the Company in accordance with the Company’s normal payroll practices for similarly situated executives of the Company.
SECTION 4. Benefits. In addition to the Total Compensation described above, to the extent permitted by the relevant benefit plan or policy, Executive will be entitled to receive benefits at least comparable in overall value to the benefits received by similarly situated executives of Sallie Mae, Inc. This provision shall not be construed to limit or exclude any other rights, benefits or privileges to which Executive may be or become entitled as an Executive of the Company under any retirement, profit-sharing, insurance, hospitalization, or other plans or benefits which may now be in effect or which may be hereafter adopted. In addition to the Total Compensation described above, Executive will be entitled to Company reimbursement for all ordinary and documented out of pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business and Executive shall be permitted to take vacation, sick, and holiday leave similar to other executives of the Company.
SECTION 5. Confidentiality. Executive and the Company acknowledge that Executive will, in the performance of Executive’s duties under this Agreement, come into possession of confidential, proprietary, business and technical information, and trade secrets (the “Proprietary Information”) of the Company and its subsidiaries and affiliates. Executive acknowledges that the Proprietary Information is a valuable, special, and unique asset of the Company and/or its subsidiaries and affiliates to which it pertains. Executive therefore agrees that, except as expressly contemplated by the License Agreement, between the Company and MAFS, dated as of the date hereof (the “License Agreement”), Executive will not, for any reason, without the prior written consent of the Company and/or its subsidiaries and/or affiliates, as applicable, either directly or indirectly divulge any Proprietary Information to any third party or use Proprietary Information for Executive’s own benefit or for any purpose other than the exclusive benefit of the Company and/or such affiliate and/or subsidiary. Proprietary Information will not include any information that becomes public other than as a result of a breach of this Agreement.
SECTION 6. Property.
     (a) Executive and the Company agree that, except as expressly contemplated by the License Agreement, all right, title and interest in and to the Proprietary Information is and shall be the sole property of the Company or its subsidiaries or affiliates, as applicable. Upon the termination of this Agreement or Executive’s employment with the Company, Executive agrees to return any and all originals and copies of such materials in his possession or control at the time of termination, except as expressly contemplated by the License Agreement.
     (b) Executive agrees that, except as expressly contemplated by the License Agreement, all right, title, and interest in any innovations, designs, systems, analyses, know-how, concepts, techniques, ideas, copyrights, patents, trademarks, trade secrets, and trade names, or similar intangible personal property which have been or are

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developed or created, in whole or in part, by Executive that are particularly related to or used in connection with Executive’s work and service for the Company and/or its for subsidiaries or affiliates while employed as an Executive of the Company (collectively, the “Intellectual Property”) are and shall be the sole and exclusive property of the Company or its subsidiaries or affiliates, as applicable.
     (c) Executive agrees that, except as expressly contemplated by the License Agreement, all Intellectual Property that is copyrightable shall be considered a work made for hire under United States copyright law. To the extent any copyrightable Intellectual Property may not be considered a work made for hire under United States copyright law or to the extent that Executive may retain any interest any Intellectual Property notwithstanding the provisions of this Section 6 and, except as expressly contemplated by the License Agreement and as set forth herein, Executive hereby irrevocably assigns and transfers to the Company any and all right, title and interest that Executive may have in any Intellectual Property under all applicable copyright, patent, trade secret and trademark laws, or any other intellectual property laws. Such assignment and transfer shall be in perpetuity or for the longest period otherwise permitted by applicable law. Executive agrees to cooperate with the Company and/or its subsidiaries or affiliates to enable them to register or obtain any such copyright, patent, trade secret, trademark or other intellectual property right and to defend any opposition proceedings with respect thereto without the payment of any additional compensation or fees.
     (d) Notwithstanding anything to the contrary in this Section 6, this Section 6, shall not apply to, and the definition of “Intellectual Property” shall not include, any invention for which (i) no equipment, supplies, facilities or Proprietary Information of the Company or any of its subsidiaries and affiliates were used; (ii) are not related to the business of the Company or any of its subsidiaries and affiliates; and (iii) do not result from work performed by Executive for the Company or any of its subsidiaries or affiliates. The parties acknowledge and agree that the provisions of the License Agreement with respect to the intellectual property of MAFS and the Company will, if and to the extent inconsistent herewith, supersede the provisions of this Agreement. The provisions of this Section 6 will not restrict Executive’s interest as an owner of MAFS.
SECTION 7. Termination. The Term of this Agreement shall end prior to March 27, 2011 upon the occurrence of any of the events described below. If such an early termination occurs, Executive will only be entitled to such Total Compensation as described in this Section 7.
     (a) Disability. If Executive becomes physically or mentally disabled to such an extent that he is not able to perform the essential duties and responsibilities of the Position, despite any reasonable accommodation by the Company, for a period of more than ninety (90) days, either consecutively or within any 365-day period (“Disability”), the Company may terminate Executive’s employment hereunder. If Executive’s employment hereunder is terminated due to a Disability, Executive shall be entitled to receive (i) all Base Salary and benefits accrued, but unpaid, as of the date of termination, and (ii) whatever benefits are available to him under any benefit plans applicable to him

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at the time of such termination (excluding any salary continuation plan or policy the Company adopted prior to the date of this Agreement). Other than such benefits and compensation, if any, the Company shall have no obligation or liability to Executive for compensation or benefits by reason of such termination, including, but not limited to, any compensation or benefits under any salary continuation policy or plan the Company adopted prior to the date of this Agreement.
     (b) Death. If Executive dies during the Term, this Agreement shall be automatically terminated at such time and the Company shall have no liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through his by reason of his death, except that any such person shall be entitled to receive (i) all Base Salary and benefits accrued, but unpaid, as of the date of termination, and (ii) the payment prescribed for them as beneficiary under any insurance policy or other benefits plan in which Executive participates as an Executive of the Company and to exercise any rights afforded them under any benefit plan then in effect (excluding any salary continuation plan or policy the Company adopted prior to the date of this Agreement). Other than such benefits and compensation, the Company shall have no obligation or liability to Executive for compensation or benefits by reason of such termination, including, but not limited to, any compensation or benefits under any salary continuation policy or plan the Company adopted prior to the date of this Agreement.
     (c) For Cause. The Reporting Officer may terminate Executive’s employment under this Agreement at any time for “cause” upon written notice of the facts and circumstances constituting cause to Executive. For purposes of this Section 7(c), “cause” shall mean (i) any material breach by Executive of his obligations hereunder or failure to perform the duties of the Position if such breach or failure is not remedied within 10 days of receipt of written notice from the Company; (ii) any conduct of Executive involving a material violation of state or federal law or regulation (excluding traffic offenses, petty offenses and misdemeanor offenses not relating to violence, theft or fraud), gross negligence, dishonesty, or misconduct, as determined by the Reporting Officer in his or her reasonable, good faith judgment; or (iii) a failure to comply with the Company’s written Code of Business Conduct, as in effect from time to time. If Executive’s employment is terminated under this Section 7(c), he will be entitled to receive all Base Salary and benefits accrued, but unpaid as of the date of termination. Any rights to any other compensation or benefits under this Agreement shall cease as of such date. Other than such benefits and compensation, the Company shall have no obligation or liability to Executive for compensation or benefits by reason of such termination, including, but not limited to, any compensation or benefits under any salary continuation policy or plan the Company adopted prior to the date of this Agreement.
     (d) Resignation. If Executive resigns during the Term, this Agreement shall be automatically terminated at such time. If Executive’s employment is terminated under this Section 7(d), Executive will be entitled to receive all Base Salary and benefits accrued, but unpaid as of the date of termination. Any rights to any other compensation or benefits under this Agreement shall cease as of such date. Other than such benefits

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and compensation, the Company shall have no obligation or liability to Executive for compensation or benefits by reason of such termination, including, but not limited to, any compensation or benefits under any salary continuation policy or plan the Company adopted prior to the date of this Agreement.
     (e) Without Cause Termination. The Reporting Officer may terminate Executive’s employment hereunder at any time upon 15 days written notice to Executive. In the event of an involuntary termination of employment prior to March 27, 2011, other than for cause as defined in Section 7(c), disability as defined in Section 7(a), death as defined in Section 7(b), Good Reason as defined in Section 7(f), or resignation as defined in Section 7(d), and provided Executive signs a legal release prepared by the Company, Executive shall receive (i) all accrued but unpaid Base Salary and benefits through the date of such termination plus a prorated amount of Executive’s MIP target bonus for the then current fiscal year prorated as a percentage of the number of calendar weeks worked in the then current fiscal year, (ii) a lump sum cash payment payable within thirty (30) days of the termination date equal to 50% of the annual Base Salary rate in effect on the termination date plus an amount equal to 50% of Executive’s MIP target bonus for the then current fiscal year and (iii) continued enrollment in Company medical and dental plans until end of Restricted Period at the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s termination. Any rights to any other compensation or benefits under this Agreement shall cease as of such date. Other than such benefits and compensation, the Company shall have no obligation or liability to Executive for compensation or benefits by reason of such termination, including, but not limited to, any compensation or benefits under any salary continuation policy or plan the Company adopted prior to the date of this Agreement.
     (f) Termination By Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason in accordance with this Section 7(f) (“Termination for Good Reason”). For purposes of this Agreement, Good Reason shall mean (i) material reduction in the position or responsibilities of Executive; or (ii) a reduction in Executive’s Base Salary. For purposes of this Agreement, Good Reason shall not include notice to Executive that Executive’s employment shall terminate upon the Term of this Agreement. It shall be condition precedent to the Executive’s right to terminate his employment for Good Reason that (1) the Executive shall first have given the Company 15 days advance written notice stating with specificity the reason for the termination (“breach”) and (2) if such breach is susceptible of cure or remedy, the Company shall fail to effectively cure or remedy such breach prior to the expiration of such 15 day period. In the event of a Termination for Good Reason, provided Executive signs a legal release prepared by the Company, Executive shall receive (i) all accrued but unpaid Base Salary and benefits through the date of such termination plus a prorated amount of Executive’s MIP target bonus for the then current fiscal year prorated as a percentage of the number of calendar weeks worked in the then current fiscal year, (ii) a lump sum cash payment payable within thirty (30) days of the termination date equal to 50% of the annual Base Salary rate in effect on the termination date plus an amount equal to 50% of Executive’s MIP target bonus for the then current fiscal year and (iii)

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continued enrollment in Company medical and dental plans until end of Restricted Period at the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s termination. Any rights to any other compensation or benefits under this Agreement shall cease as of such date. Other than such benefits and compensation, the Company shall have no obligation or liability to Executive for compensation or benefits by reason of such termination, including, but not limited to, any compensation or benefits under any salary continuation policy or plan the Company adopted prior to the date of this Agreement.
SECTION 8. Other Agreements. Executive represents and warrants to the Company that Executive’s execution and the performance of Executive’s duties and obligations under this Agreement will not violate any other agreement, arrangement, contract, order or other obligation to which Executive is subject or by which he is bound at any time during the Term.
     Executive shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer by whom Executive may be employed during the Term of this Agreement (which employment is not hereby authorized) or during the Restricted Period as defined in the Agreement Not to Compete by and between Executive and the Company set forth in Section 10 hereof (“Agreement Not to Compete”).
SECTION 9. Survival of Provisions. The provisions of Sections 5, 6, 7(e) and (f), 8, 10, 13 and 14 of this Agreement will survive the termination of Executive’s employment hereunder and the termination of this Agreement.
SECTION 10. Agreement Not to Compete/Non-Solicitation. Executive agrees that Executive shall not compete (as defined below) with the Company or its subsidiaries or affiliates during the Term and for a period of 180 days after the termination of this Agreement for any reason or the termination of Executive’s employment with the Company if Executive remains an employee of the Company after the termination of this Agreement (“Restricted Period”). Executive further agrees not to solicit or hire the employees (employed by the Company or its subsidiaries, parents, or affiliates) or former employees (who were employed by the Company or its subsidiaries, parents or affiliates in the last six months during the Restricted Period. Executive also agrees not to induce any customer or business partner of the Company to breach a contract with the Company during the Restricted Period. For the purposes of this Section 10, “compete” shall mean working or serving in any capacity in which Executive would engage in similar work or activities as Executive did for the Company or would be in a position to utilize Executive’s knowledge and familiarity with the Company’s customer base, policies, pricing or manner of doing business, including but not limited to working or serving as a director, officer, employee, consultant, agent, representative, or in any other capacity, with or without compensation, on behalf of one or more entities that are engaged in the business of marketing, originating, processing, collecting and/or servicing loans to students, their parents or their care-givers that are originally marketed and advanced for the purpose of financing the educations of such students or the business of administering education savings plans. Notwithstanding anything to the contrary herein, it shall not be

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a violation of this Agreement for Executive to provide services, in any capacity, to an entity that engages in the education loan or the education savings plan administration businesses described in the preceding sentence so long as Executive is engaged in work or services unrelated to the student loan line or education savings plan line of business described in the preceding sentence and does not directly or indirectly supervise that line of business.
Executive expressly agrees that the markets served by the Company and its affiliates and/or subsidiaries extend nationally and are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section 10 have been designed to be reasonable and are no greater than are required for the protection of the Company and its subsidiaries and affiliates. To enable the Company to monitor compliance with the non-competition and confidentiality obligations imposed by this Agreement, Executive further agrees to inform in writing Company’s Senior Vice President, Administration of the identity of Executive’s subsequent employer(s) and Executive’s prospective job title and responsibilities prior to beginning employment. Executive agrees that this notice requirement shall remain in effect during the Restricted Period. Executive acknowledges and agrees that this covenant has unique, substantial and immeasurable value to Company, that Executive has sufficient skills to provide a livelihood for Executive while this covenant remains in force, and that this covenant will not interfere with Executive’s ability to work consistent with Executive’s experience, training, and education.
SECTION 11. Successors and Assigns. The Company may, without the prior written consent of Executive, assign all of its rights and obligations under this Agreement to any party controlled by or under common control with the Company or to any other party as part of the sale of all or substantially all of the relevant assets or business of the Company, provided any assignee expressly assumes all of the Company’s obligations under this Agreement. Executive may not assign this Agreement, in whole or in part, whether by operation of law or otherwise.
SECTION 12. Notices. All notices required to be given to any of the parties to this Agreement will be in writing and will be deemed to have been sufficiently given if given by personal delivery to such party; by facsimile transmission (deemed given upon confirmation of receipt of such transmission); by national overnight delivery service (deemed given on the next business day following mailing); or by certified or registered mail (deemed given three business days after mailing). Delivery shall be to such person or address as designated from time to time by the party to whom such notice is to be given. Any requirement to give notice hereunder may be waived in writing by the party to whom such notice must be given.
SECTION 13. Specific Performance. Executive acknowledges that provisions of Sections 5, 6, 8, and 10 hereof are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and affiliates and that the Company would not have entered into this Agreement without those provisions. Executive agrees that any breach by him of the provisions of Section 5, 6, 8, and 10 hereof will cause continuing

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and irreparable injury to the Company and/or its subsidiaries and affiliates for which monetary damages would not be an adequate remedy. In the event of the breach of any provision of Section 5, 6, 8, or 10 hereof by Executive, the Company shall be entitled to enforce any such provision by seeking injunctive or other relief in any court and this Agreement will not be interpreted to limit the remedies available to the Company, either in equity or at law. If an action at law or in equity is necessary to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees (including in-house attorney fees), costs and disbursements. In the event that any of the provisions of Sections 5, 6, 8, or 10 should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by such applicable law.
SECTION 14. Arbitration. Except for any dispute or claim arising under Section 13 of this Agreement, the parties agree that all disputes arising under this Agreement shall be submitted to and settled in arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or, alternatively, the Rules of the American Arbitration Association then pertaining. The parties further agree that the costs of the arbitration shall be shared equally, except that each party shall bear the costs of its own legal counsel. Unless otherwise agreed to in writing by the parties, the arbitration hearing shall be held in the metropolitan Washington, D.C. area.
SECTION 15. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Section 409A of the Code) of the Company and (b) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A taxes.
SECTION 16. Miscellaneous. This constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to such subject matter. This Agreement may be amended or modified only by a written instrument signed by the Company and Executive. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement. This Agreement shall be governed by and construed as to its validity, interpretation and effect by the laws of the

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Commonwealth of Virginia, notwithstanding the choice of law rules of Virginia or any other jurisdiction. Any provision of this Agreement that is prohibited or declared unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or declaration of unenforceability without invalidating the remaining provisions of this Agreement or invalidating such provisions in any other jurisdiction. The section headings in this Agreement are for convenience only; they form no part of this Agreement and do not affect its interpretation. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be the original instrument, but all such counterparts together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the 27th day of March 2009.

EXECUTIVE	SALLIE MAE, INC.

/s/ Joseph A. DePaulo, Jr.	By:	/s/ Mark L. Heleen
Name: Mark L. Heleen
Title: Executive Vice President & General Counsel

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